EXHIBIT 11

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

                       COMPUTATION OF NET LOSS PER SHARE

                                                  THREE MONTHS ENDED          SIX MONTHS ENDED
                                                        JUNE 30,                  JUNE 30,
                                                  ------------------          -----------------
                                                    1996       1997             1996      1997
                                                  --------   -------          -------    ------

Net loss                                          $   (696)   $ (1,148)        $ (1,097)  $ (2,133)
                                                  ========    ========         ========   ========

Weighted average common stock outstanding
during the period                                    7,019       8,160            7,019      7,677

Impact of shares issued within 12 months
of the initial public offering                         680         680              680        680

Effect of stock options granted within
12 months of the initial public offering,
using the treasury stock method                        243         243              243        243

Effect of warrants granted within 12 months
of the initial public offering, using the
treasury stock method                                  256          88              256         88
                                                  ========    ========         ========   ========

Shares used in computing net loss per share          8,198       9,171            8,198      8,688
                                                  ========    ========         ========   ========

Net loss per share                                $  (0.08)   $  (0.13)        $  (0.13)  $  (0.25)
                                                  ========    ========         ========   ========
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